UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 10, 2008 (April 8, 2008)

Date of Report (Date of earliest event reported)

Pinnacle Data Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Ohio	001-16103	31-1263732
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6600 Port Road

Groveport, Ohio 43125

(Address of principal executive offices)

(614) 748-1150

(Registrant’s Telephone Number, Including Area Code)

NO CHANGE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 8, 2008, Pinnacle Data Systems, Inc. (the “Company”) entered into a Loan Agreement (the “Loan”) with KeyBank National Association (“KeyBank”), providing for a revolving credit facility (the “Line”) with a maximum line of credit of $11.0 million, subject to borrowing base restrictions. The borrowing base is determined as the lesser of 1) $11.0 million or 2) the sum of (a) 85% of the aggregate amount of eligible receivable accounts, plus (b) 30% of the aggregate amount of eligible inventory, not to exceed $5.0 million. The outstanding balance on the Line bears interest monthly at an annual rate of prime or the overnight LIBOR plus 2.45%. The maturity date of the Line is May 15, 2010.

The Loan is subject to certain financial covenants, including a total funded debt to earnings before interest expense, income taxes, depreciation and amortization and an operating cash flow to total fixed charge ratios. The Loan is evidenced by a Cognovit Promissory Note made by the Company in favor of KeyBank, and is secured by substantially all of the assets of the Company, as provided for in the Security Agreement entered into between the Company and KeyBank on April 8, 2008.

The foregoing description of the Loan, Security Agreement, and Cognovit Promissory Note does not purport to be complete and is qualified in its entirety by reference to the Loan, Security Agreement, and Cognovit Promissory Note, which is filed as Exhibit 10.1, 10.2 and 10.3 hereto, and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Loan Agreement
10.2	Security Agreement
10.3	Cognovit Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE DATA SYSTEMS, INC.
(Registrant)

/s/ Michael R. Sayre
Michael R. Sayre, President and Chief Executive Officer

Dated: April 10, 2008